Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 17, 2010, relating to the financial statements and financial highlights, which appear in the October 31, 2010 Annual Report to Shareholders of TS&W International Equity Portfolio one of the portfolios constituting The Advisors Inner Circle Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2011